Exhibit (a)(1)(H)

INSTRUCTIONS AND NOTICE OF CONDITIONAL EXERCISE

OF OPTIONS TO PURCHASE COMMON STOCK

OF

LOGILITY, INC.

PURSUANT TO THE

OFFER TO PURCHASE DATED MAY 22, 2009

BY

AMERICAN SOFTWARE, INC.

NOTE: BEFORE COMPLETING THE NOTICE OF

CONDITIONAL EXERCISE, YOU SHOULD READ

THESE INSTRUCTIONS TO HOLDERS OF ELIGIBLE OPTIONS,

AS WELL AS THE OFFER TO PURCHASE

AND RELATED LETTER OF TRANSMITTAL.

THE NOTICE OF CONDITIONAL EXERCISE FORM MUST BE

RECEIVED BY LOGILITY, INC.

BEFORE 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 19, 2009, UNLESS

THE OFFER IS EXTENDED.

YOU MUST SIGN AND COMPLETE THE ACCOMPANYING

NOTICE OF CONDITIONAL EXERCISE FOR

YOUR CONDITIONAL EXERCISE OF YOUR OPTIONS TO BE VALID.

SEND YOUR COMPLETED NOTICE OF CONDITIONAL EXERCISE

TO MR. JAMES R. MCGUONE, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

OF LOGILITY, INC.

Logility, Inc.

470 East Paces Ferry Road, N.E.

Atlanta, Georgia 30305

Facsimile: 404-238-8775

DELIVERY OF THE NOTICE OF CONDITIONAL EXERCISE

TO A PERSON OTHER THAN LOGILITY, INC.

IN THE MANNER SET FORTH ABOVE WILL NOT CONSTITUTE A VALID

CONDITIONAL EXERCISE OF YOUR OPTIONS.

MESSAGE TO HOLDERS OF OUTSTANDING LOGILITY OPTIONS:

Summary of the Offer and Stock Options

American Software, Inc., a Georgia corporation (“American Software”), is offering to purchase up to all the outstanding shares of common stock, no par value (“Shares”) of Logility, Inc., a Georgia corporation (“Logility”), not currently owned by American Software, at a price of $7.02 per share net to the seller in cash, without interest (the “Offer Price”), on the terms and subject to the conditions set forth in the Offer to Purchase dated May 22, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal which together with any amendments or supplements thereto, collectively constitute the “Offer” described therein.

The Shares that may be tendered in the Offer include Shares issuable upon exercise of Logility stock options (the “Option Shares”); however, the Offer is only for Shares and not for the stock options themselves. If you hold vested and unexercised stock options and you wish to participate in the Offer, you may participate in one of the following ways:

(i)	You may conditionally exercise all or part of your vested and unexercised stock options that have an exercise price per Share less than $7.02 per Share (“Eligible Options”). To conditionally exercise all or a part of your Eligible Options, you must execute and deliver to Logility a “Notice of Conditional Exercise,” which is included with this document. Holders of Eligible Options who elect to conditionally exercise their Eligible Options may not use the Letter of Transmittal and instead must use the Notice of Conditional Exercise to conditionally exercise their Eligible Options.

Eligible Options that are conditionally exercised will be deemed exercised only if the Offer is consummated. If the Offer is consummated, the conditionally exercised Eligible Options will become unconditionally and irrevocably exercised stock options.

Logility’s Board of Directors has taken action to permit conditional exercise of Eligible Options on a “cashless” basis. Holders of conditionally exercised Eligible Options will not be required to pay the exercise price upon exercise of the Eligible Options. The consideration that American Software will pay to the holder of conditionally exercised Eligible Options upon consummation of the Offer will be the amount that is the excess of the Offer Price over the per share exercise price, without interest and less any required withholding taxes (the “Net Option Payment Per Share”).

Holders of Eligible Options who are interested in conditionally exercising Eligible Options should read this Offer to Purchase, the related Letter of Transmittal and the Instructions and Notice of Conditional Exercise. Holders of Eligible Options who wish to conditionally exercise Eligible Options must follow the instructions contained in the Instructions and Notice of Conditional Exercise.

(ii)	You may exercise your vested and unexercised stock options, regardless of their exercise price per Share, in accordance with the terms of the applicable stock plan of Logility and then tender the Shares received upon the exercise in accordance with the terms of the Offer. To tender the Shares received upon exercise, the Shares must be tendered prior to the Expiration Date by executing and delivering a Letter of Transmittal and following the instructions and procedures for tendering shareholders set forth in this Offer to Purchase and the Letter of Transmittal. Exercises of stock options made in this manner are not revocable, regardless of whether Offer is consummated.

Following consummation of the tender offer, American Software will cause Logility to consummate, as soon as reasonably practicable, a short-form merger in which Logility will merge into a wholly-owned subsidiary that American Software will form for the specific purpose of the short-form merger. The new subsidiary will be the surviving corporation and will assume and succeed to all the assets and liabilities of Logility and will be called Logility, Inc. If holders of stock options do not exercise their stock options prior to the expiration of the Offer, such holders will be entitled to exercise their stock options after expiration of the Offer but before consummation of a short-form merger. Upon consummation of a short-form merger, all Shares held by the remaining shareholders (including Shares issued upon exercise of stock options) will be converted into the right to cash equal to the same price per Share as was paid in the tender offer, without interest.

Upon consummation of the short-form merger, any unvested stock options granted under the Logility 1997 Stock Plan will vest and become immediately exercisable. After consummation of the short-form merger, American Software anticipates taking appropriate action to issue options to purchase shares of Class A common stock of American Software in replacement of outstanding options to purchase common stock of Logility. The replacement stock options will have the same remaining term of exercisability, the same vesting status, an equivalent exercise price relative to fair market value after the conversion as before it, and covering that number of shares that will result in the same positive or negative “spread” value relative to the fair market value of Class A common stock of American Software. American Software anticipates that the issuance of replacement options would require American Software to file a registration statement with the Commission covering the shares of Class A common stock of American Software that would be issued pursuant to the exercise of the replacement options. American Software also anticipates that it will ask its shareholders to ratify these transactions at its 2009 annual meeting of shareholders to ensure the most favorable tax and securities-law treatment for the holders of stock options.

Questions and Answers about the Offer

Q.	What is the Offer?

A.	American Software is offering to purchase all outstanding shares of common stock of Logility, including common stock issuable upon the exercise of options to purchase common stock, other than those Logility shares already owned by American Software, at the Offer Price, on the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. The Offer will be open until 12:00 midnight, New York City time, on Monday June 22, 2009 (the “Expiration Date”), unless the Offer is extended, in which event the extended Expiration Date shall be the latest time and date at which the Offer (not including any subsequent offering period, as so extended), will expire.

The Offer is subject to a number of conditions, which are described in the Offer to Purchase dated May 22, 2009, and the related Letter of Transmittal. Please read these documents, as well as the Instructions and Notice of Conditional Exercise carefully.

In connection with the Offer, individuals holding vested and unexercised stock options that have an exercise price less than the Offer Price may conditionally exercise all or part such stock options. Alternatively, individuals holding vested and unexercised stock options, regardless of their exercise price per Share, may exercise such options in accordance with the terms of the applicable stock plan of Logility and then tender the Shares received upon the exercise in accordance with the terms of the Offer.

Eligible Options that are conditionally exercised will be deemed exercised only if the Offer is consummated. If the Offer is consummated, the conditionally exercised Eligible Options will become unconditionally and irrevocably exercised stock options. In lieu of Logility delivering the Option Shares directly to you, American Software will pay to holders of such options the Net Option Payment Per Share, less any required withholding taxes for each Option Share otherwise issuable under their options.

Logility’s Special Committee of Independent Directors recommends that the unaffiliated shareholders accept the Offer and tender their Logility shares pursuant to the Offer.

If you want to participate in the Offer through conditional exercise of your options, you should carefully follow the instructions below and in the enclosed Instructions for Conditional Exercise and the Notice of Conditional Exercise. Failure to do so could invalidate your conditional exercise of your options.

Q.	Must I unconditionally exercise my Eligible Options now in order to participate in the Offer?

A.	No. As a holder of vested and unexercised options you may “conditionally” exercise all or part of your Eligible Options. As indicated above, this exercise of Eligible Options is “conditional” because you are deemed to exercise the option only if the Offer is consummated. If the Offer is consummated, the conditionally exercised Eligible Options will become unconditionally and irrevocably exercised stock options. By conditionally exercising your Eligible Options, you are able to participate in the Offer but you are also able to retain your Eligible Options if the Offer is not consummated for any reason.

You may, of course, unconditionally exercise your stock options if you choose. If you do so and you wish to tender the Shares that you acquire upon such exercise in the Offer, you must do so in accordance with the procedures set forth in the Offer to Purchase and the Letter of Transmittal, rather than pursuant to the Instructions and Notice of Conditional Exercise. If you exercise your options in the usual way and, for any reason the Offer is not consummated, you will continue to own the Shares that you acquired upon exercise of your stock options.

Q.	If I decide not to conditionally exercise my Eligible Options, how will the Offer affect my Eligible Options?

A.	If the Offer is successful, and if you do not conditionally exercise Eligible Options, such options will continue to be outstanding.

Q.	Do I have to pay the exercise price or withholding taxes with cash?

A.	Not if you “conditionally” exercise the option. To facilitate your participation in the Offer, Logility’s Board of Directors has taken action to permit conditional exercise of Eligible Options on a “cashless” basis, which allows you to exercise your Eligible Options conditionally without paying the exercise price in cash at the time of conditional exercise. If exercise of your Eligible Options becomes unconditional, the amount of cash you receive will equal the Net Option Payment Per Share, less any required withholding taxes. You do not need to send any money with your Notice of Exercise.

Q.	If I conditionally exercise my Eligible Options, when will I be paid?

A.	After the Expiration Date, American Software will send funds to Logility for disbursement to holders of Eligible Options that were conditionally exercised in the Offer. Logility will disburse to you the Net Option Payment Per Share less any required withholding taxes, promptly thereafter.

Q.	Will I be taxed on the money I receive?

A.	If your options are not incentive stock options (“ISOs”), the spread between the exercise price and fair market value on the date of exercise will be taxable to you as ordinary income for the current taxable year. That means you will be taxed on the difference between the exercise price and the Offer price.

If your options are ISOs, and you conditionally exercise your Eligible Options and the Offer is consummated, we will withhold from the proceeds the appropriate federal and state income tax and FICA amounts, just as with your regular Company compensation. Federal and state income taxes would be calculated at ordinary tax rates. If you were to exercise your ISOs in the ordinary manner and subsequently sold the option shares in less than one year, you would be responsible for federal and state income taxes calculated at ordinary rates, but they would not be withheld at the time of option exercise or sale. If you were to exercise your ISOs in the ordinary manner and subsequently sell the option shares after holding the shares for at least one year, you may be able to take advantage of capital gains tax rates instead of ordinary income tax rates. You should consult your tax advisor about the tax consequences to you of conditionally exercising Eligible Stock Options in light of your particular circumstances.

Q.	How do I conditionally exercise my Eligible Options in the Offer?

A.	The only way that you can conditionally exercise Eligible Options in the Offer is by completing the Notice of Conditional Exercise at the end of this document, signing the form, and returning it to Logility. The Notice of Conditional Exercise must be received by Logility by June 19, 2009.

Q.	What happens if I conditionally exercise my Eligible Options but the Offer is not consummated?

A.	If your stock options are classified as ISOs, which have certain potentially beneficial income tax attributes, your stock options may lose their status as ISOs as a result of your conditional exercise, even if the Offer is not consummated.

Q.	What if I hold Shares in addition to my Eligible Options?

A.	If you have Shares, you may tender those Shares as well. In this case, you may have received two or more sets of Offer materials. The procedures for tender of Shares are set forth in the Offer to Purchase and the Letter of Transmittal, and the procedures for conditional exercise of Eligible Options are set forth in the Instructions and Notice of Conditional Exercise. You should be careful to follow the separate directions that apply in each case.

Q.	Can I change my mind and revoke my conditional exercise of my Eligible Options?

A.	Yes, but only if you perform the following steps:

(1) You must send a written, signed notice of revocation to Logility. You may fax your notice of revocation to James R. McGuone, Vice President, General Counsel and Secretary of Logility, at 404-238-8775 or send it by mail to 470 E. Paces Ferry Road, N.E., Atlanta, GA 30305.

(2) Your notice of revocation must be received by Logility by June 19, 2009.

The notice of revocation must state your name and social security number (or other tax identification number), as well as the number of Option Shares underlying the options for which you are revoking your conditional exercise. The revocation procedures are described in the Instructions for Conditional Exercise. You must follow these instructions carefully.

Any Eligible Options for which a conditional exercise has been revoked may be conditionally exercised after such revocation, provided that all resubmitted materials are completed properly and delivered on time in accordance with the instructions applicable to the original conditional exercise.

Q.	What do I do if I have any questions about the Offer?

A.	If you have questions about conditional exercise of your Eligible Options or need help in properly doing so, please contact James R. McGuone, Vice President, General Counsel and Secretary of Logility, at 404-264-5607 or by fax at 404-238-8775, or by mail at 400 E. Paces Ferry Road, N.E., Atlanta, GA 30305. If you have questions with respect to the Offer, you can contact the information agent, D.F. King & Co., Inc. (the “Information Agent”), for the Offer toll-free (800) 735-3591.

INSTRUCTIONS TO CONDITIONAL EXERCISE

By signing the attached Notice of Conditional Exercise, you acknowledge receipt of the materials relating to the Offer to Purchase, as well as receipt of these Instructions and Notice of Conditional Exercise.

BY SIGNING AND CHECKING EITHER THE FIRST OR SECOND BOX IN ITEM TWO OF THE ATTACHED NOTICE OF CONDITIONAL EXERCISE, YOU ALSO AGREE TO THE FOLLOWING TERMS AND CONDITIONS, WHICH SHALL NOT BE CONSTRUED TO LIMIT IN ANY WAY THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE:

1. You should complete the Notice of Conditional Exercise to exercise Eligible Options conditionally. By signing the Notice of Conditional Exercise, you agree that if the Offer is consummated, you will receive a cash payment equal to (a) the number of Option Shares that would have been issuable to you upon exercise of your Eligible Options had the Offer not occurred, multiplied by (b) the applicable Net Option Payment Per Share, less (c) any taxes required to be withheld. You further agree to be bound by the terms and conditions set forth herein and in the Offer to Purchase, the Letter of Transmittal and the Notice of Conditional Exercise.

2. By signing the Notice of Conditional Exercise, you acknowledge that Logility is permitting you to conditionally exercise your Eligible Options on a “cashless exercise” basis (which means that you do not have to pay the exercise price in cash on exercise) for the purpose of allowing you to participate in the Offer. You acknowledge that if the Offer is consummated, your conditional exercise of your Eligible Options will be unconditional and irrevocable in accordance with the terms and conditions set forth in the Instructions and Notice of Conditional Exercise, and you irrevocably authorize and appoint designees of American Software as attorneys for and on behalf of the holder, each with full power of substitution, to execute and deliver all additional documents deemed by American Software or the Depositary to be necessary or desirable to complete the exercise of your Eligible Options.

3. Conditional exercises of Eligible Options may be revoked at any time prior to 12:00 midnight, New York City time, on June 19, 2009. After that date, conditional exercises of Eligible Options are irrevocable but will remain conditional until the Offer is consummated. To revoke a conditional exercise, you must submit a written, telegraphic or facsimile transmission notice of revocation so that it is received by Logility at the address indicated above by June 19, 2009. Any such notice of revocation must specify the name and social security number (or other tax identification number) of the option holder revoking the conditional exercise and the number of Option Shares as to which the conditional exercise is being revoked. All questions as to the form and validity (including time of receipt) of notices of revocation will be determined by Logility, at its sole discretion, which determination shall be final and binding. Neither Logility nor any other person shall be obligated to give any notice of any defects or irregularities in any notice of revocation or incur any liability for failure to give any such notification. Any Eligible Options for which a conditional exercise is revoked will thereafter be deemed unexercised for purposes of the Offer and the Logility stock plans under which they were issued. However, such Eligible Options may again be conditionally exercised up to June 19, 2009 by again following the procedures set forth herein and in the Notice of Conditional Exercise for conditional exercise.

4. You will, upon request, execute and deliver any additional documents deemed by Logility to be necessary or desirable to complete the conditional exercise of your Eligible Options and have read, understand and agree with all of the terms of the Offer to Purchase and these Instructions to Conditional Exercise.

5. You understand that conditional exercise of Eligible Options pursuant to the procedures described in the Offer to Purchase and in these Instructions to Conditional Exercise and in the Notice of Conditional Exercise will constitute an agreement between you and Logility upon the terms and subject to the conditions of the Logility 1997 Stock Plan and the 2007 Plan, the related option agreement(s) and the Offer to Purchase.

6. All authority herein conferred or agreed to be conferred shall survive your death or incapacity and your obligation hereunder shall be binding upon your heirs, personal representatives, successors and assigns. Except as stated herein, in the Notice of Conditional Exercise or in the Offer to Purchase, your conditional exercise is irrevocable.

7. Under U.S. federal income tax laws, Logility may be required to withhold income and employment taxes from the amount of any payments made to option holders pursuant to the Offer. See “The Tender Offer—Section 5—Certain U.S. Federal Income Tax Considerations” in the Offer to Purchase.

In order to avoid backup withholding of U.S. federal income tax on payments received upon the conditional exercise of Eligible Options pursuant to the Offer, an option holder must either (1) provide Logility with his or her correct Taxpayer Identification Number (“TIN”) on Substitute Form W-9 provided with the Notice of Conditional Exercise and certify, under penalties of perjury, that such number is correct and that he or she is not subject to backup withholding or (2) establish another basis for exemption from withholding. If the correct TIN is not provided, a $50 penalty may be imposed by the United States Internal Revenue Service (“IRS”) and payments made upon the conditional exercise of Eligible Options may be subject to backup withholding. If backup withholding applies or if an option holder fails to provide the required information, Logility is required to withhold, at a rate of 28%, a portion of any payment made pursuant to the Offer. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of such tax withheld. If backup withholding results in an overpayment of taxes, a refund may be applied for from the IRS.

For additional guidance, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. Holders of Eligible Options should consult their tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining such exemption.

8. Logility reserves the absolute right to reject any or all conditional exercises of options it determines not to be in proper form or which may be unlawful. Logility’s interpretation of these Instructions for Conditional Exercise will be final and binding on all parties. No conditional exercises of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Neither Logility nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of revocation or incur any liability for failure to give any such notification.

9. Questions with respect to these Instructions to Conditional Exercise or any requests for additional copies of the enclosed materials should be directed to James R. McGuone, Vice President, General Counsel and Secretary of Logility, at the address and fax number as set forth on the first page of these Instructions to Conditional Exercise and Notice of Conditional Exercise. Questions with respect to the Offer may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

The Notice of Conditional Exercise must be received by Logility by June 19, 2009. You must sign and complete the Notice of Conditional Exercise for your direction to be valid.

2

NOTICE OF CONDITIONAL EXERCISE

OF OPTIONS TO PURCHASE COMMON STOCK,

NO PAR VALUE PER SHARE,

OF

LOGILITY, INC.

BEFORE COMPLETING THIS NOTICE, PLEASE READ THE ACCOMPANYING INSTRUCTIONS TO CONDITIONAL EXERCISE CAREFULLY. DO NOT SEND ANY MONEY WITH THIS NOTICE. ANY PAYMENT IN RESPECT OF YOUR CONDITIONAL EXERCISE OF YOUR ELIGIBLE OPTIONS WILL BE MADE NET OF THE EXERCISE PRICE OF THE OPTIONS.

SEND THIS COMPLETED NOTICE OF CONDITIONAL EXERCISE TO

JAMES R. MCGUONE OF LOGILITY, INC.

Logility, Inc.

4000 E. Paces Ferry Road, N.E.

Atlanta, GA 30305

Facsimile: 404-238-8775

DELIVERY OF THE NOTICE OF CONDITIONAL EXERCISE TO A PERSON OTHER THAN LOGILITY, INC. IN THE MANNER SET FORTH ABOVE WILL NOT CONSTITUTE A VALID CONDITIONAL EXERCISE OF YOUR OPTIONS.

Name
(Please Print)

Address
(Street, City, State, and Zip Code)

Telephone No.
(Include Area Code)

Taxpayer Identification or Social Security No.

To the Secretary of Logility, Inc.:

1. I hereby conditionally exercise all of my options issued by Logility, Inc., entitling me to purchase common stock, no par value, of Logility, Inc., a Georgia corporation (“Logility”), with respect the number of shares of common stock set forth herein (the “Option Shares”) and agree to all of the terms and conditions set out in the Instructions for Conditional Exercise of Options to Purchase Common Stock of LOGILITY, INC. (the “Instructions”) dated May 22, 2009.

My exercise of options hereunder is subject to the condition that American Software, Inc., a Georgia corporation (“American Software”), shall accept the Logility Shares tendered for purchase in the Offer (as such term is defined in the Instructions). I acknowledge and agree that if such condition is satisfied, the exercise of my options shall be effective immediately following the consummation of the Offer, and I and the other holders who conditionally exercise options will receive an amount equal to the excess of the Offer Price over the per share exercise price (the “Net Option Payment Per Share”), less any required withholding taxes, for each option share that would be issuable upon exercise of such options if the Offer had not occurred.

I acknowledge that if American Software accepts Logility shares tendered for payment pursuant to the Offer, the options set forth herein will have been unconditionally and irrevocably exercised, and I irrevocably authorize and appoint designees of American Software as attorneys for and on behalf of the holder, each with full power of substitution, to execute and deliver all additional documents deemed by American Software or the Depositary to be necessary or desirable to complete the exercise of my options under this Notice of Conditional Exercise. I further acknowledge that if American Software accepts Logility shares tendered in the Offer, any options I hold to purchase common stock of Logility not conditionally exercised will remain outstanding.

2. I hereby elect as follows with respect to my options:

CHOOSE ONLY ONE OF THE ALTERNATIVES SET FORTH BELOW. IF NO CHOICE IS INDICATED BELOW, YOU WILL BE DEEMED TO HAVE ELECTED TO EXERCISE ALL OF YOUR EXERCISABLE LOGILITY, INC. OPTIONS.

☐	I wish to conditionally exercise ALL of my Eligible Options and receive the Net Option Payment Per Share (less any withholding taxes) for the underlying Shares.

☐	I wish to conditionally exercise a portion of my Eligible Options and receive the Net Option Payment Per Share (less any withholding taxes) for the underlying Shares. If you choose this option, you must provide on a separate page the Eligible Options that you desire to conditionally exercise. Any Eligible Options that are not set forth on the separate page will NOT be conditionally exercised.

☐	I acknowledge receipt of this document, but I choose not to conditionally exercise any of my Eligible Options and not to be bound by any of the terms of this document.

SIGN HERE AND ALSO COMPLETE SUBSTITUTE FORM W-9 BELOW:

X	X
(SIGNATURE(S) OF LOGILITY, INC. OPTION HOLDER(S))

(NAME(S)—PLEASE PRINT)

Date: , 2009

2

SUBSTITUTE FORM W-9

YOU MUST COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 BELOW. Please provide your social security number or other taxpayer identification number (“TIN”) and certify that you are not subject to backup withholding.

SUBSTITUTE FORM W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (TIN) and Certification	Part 1—PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW	Social Security Number OR Employer Identification Number
Part 2—FOR PAYEES EXEMPT FROM BACKUP WITHHOLDING (SEE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER)

Part 3—Certification Under Penalties of Perjury, I certify that:

(1)    The number shown on this form is my current taxpayer identification number (or I am waiting for a number to be issued to me),

(2)    I am not subject to backup withholding either because I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding and

(3)    I am a U.S. person (including a U.S. resident alien).

Part 4— Awaiting TIN ☐

Certification instructions—You must cross out item (2) in Part 3 above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you are subject to backup withholding you receive another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out item (2).

SIGNATURE                                                           DATE

NAME

ADDRESS

CITY                                    STATE                                    ZIP CODE

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU

CHECK THE BOX IN PART 4 OF SUBSTITUTE FORM W-9

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify, under penalties of perjury, that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number before payment is made, a portion of such reportable payment will be withheld.

Signature	Date

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENT MADE TO YOU PURSUANT TO THE TENDER OFFER OR THE CONDITIONAL EXERCISE OF STOCK OPTIONS. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.